Exhibit 99.(H)(6)

AMENDMENT TO AGENCY AGREEMENT

THIS AMENDMENT TO THE AGENCY AGREEMENT (this “Amendment”) is entered into as of the 5th day of September, 2008, by and between THE BISHOP STREET FUNDS, a Massachusetts business trust (the “Fund”), on behalf of each and every Fund or Portfolio of the Fund that DST provides transfer agency and other services to pursuant to the Agency Agreement (as described below), and DST Systems, Inc, a company organized under the laws of the State of Delaware (“DST”).

WHEREAS, the Fund and DST entered into an Agency Agreement dated as of the 13th day of August, 2004 (the “Agreement”) where DST agreed to provide, amongst other things, transfer agency services to the Fund; and

WHEREAS, in connection with the enactment of the USA Patriot Act of 2001 (the “Act”) and the regulations promulgated thereunder, the Fund and DST agree to amend the Agreement to provide for the performance by DST of certain of the Fund’s responsibilities in connection with the Act and the Fund’s anti-money laundering program (the “AML Program”), as further set forth below.

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, the parties hereto intending to be legally bound agree as follows:

1. The Agreement is hereby amended to add a new Section 18.F providing as follows:

“F.	(1) DST shall assist the Fund to fulfill the Fund’s responsibilities under certain provisions of USA PATRIOT Act, Sarbanes-Oxley Act, Title V of Gramm Leach Bliley Act, Securities Act of 1933, Securities and Exchange Act of 1934, and Investment Company Act of 1940, including, inter alia, Rule 38a-1, by complying with Compliance +™, a compliance program that focuses on certain business processes that represent key activities of the transfer agent/service provider function (the “Compliance + Program”), a copy of which has hitherto been made available to Fund. These business processes are anti-money laundering, certificate processing, correspondence processing, fingerprinting, lost shareholder processing, reconciliation and control, transaction processing, customer identification, transfer agent administration and safeguarding fund assets and securities. DST reserves the right to make changes thereto as experience suggests alternative and better ways to perform the affected function. DST shall provide you with written notice of any such changes.

(2) DST shall perform the procedures set forth in the Compliance + Program, as amended by DST from time to time, which pertain to DST’s performance of those transfer agency services in accordance with the terms and conditions set forth in this Agreement, (ii) implement and maintain internal controls and procedures reasonably necessary to insure that our employees act in accordance with the Compliance + Program, and (iii) provide you with written notice of any material changes made to the Program as attached hereto.

(3)	Notwithstanding the foregoing, DST’s obligations shall be solely as are set forth in this Section and in the Compliance + Program, as amended, and any of the obligations under the enumerated Acts and Regulations that DST has not agreed to perform on your behalf under the Compliance + Program or under this Agreement shall remain the sole obligation of the Fund.

2. Section 9.F of the Agreement is hereby amended to add after the existing sentence the following two sentences:

“DST will permit duly authorized federal examiners to make periodic inspections of its operations as such would involve the Fund to obtain, inter alia, information and records relating to DST’s performance of its Compliance + Program obligations and to inspect DST’s operations for purposes of the Compliance + Program. Any costs imposed by such examiners in connection with such examination (other than fines or other penalties arising solely out of DST’s failure to fulfill its obligations under the Compliance + Program) shall be paid by the Fund.”

3. Ratification of Agreement. Except as expressly amended and provide herein, all of the terms, conditions and provisions of the Agreement shall continue in full force and effect.

4. Counterparts. This Amendment shall become binding when any one or more counterparts hereof individually or taken together, shall bear the original or facsimile signature of each of the parties hereto. This Amendment may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

5. Governing Law. This Amendment shall be construed in accordance with the laws of the State of Missouri without giving effect to the conflict of law provisions thereof.

6. Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of the Fund, its Portfolios, DST and their respective permitted successors and assigns.

(Intentionally Left Blank)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year first above written.

THE BISHOP STREET FUNDS

By:	/s/ Joseph M. Gallo
Name:	Joseph M. Gallo
Title:	V.P. and Secretary

DST SYSTEMS, INC.

By:	/s/ Thomas J. Schmidt
Name:	Thomas J. Schmidt
Title:	Vice President